UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2014

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Enterprise Drive

Plainsboro, NJ 08536

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 275-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously announced, on October 25, 2013, Integra LifeSciences Corporation (the “Company”), a Delaware corporation and wholly-owned subsidiary of Integra LifeSciences Holdings Corporation, entered into a stock purchase agreement (the “Purchase Agreement”) with Covidien Group S.a.r.l, a Luxembourg company (“Covidien”), for the acquisition by the Company of Confluent Surgical, Inc., a Delaware corporation (“Confluent Surgical”), including its surgical sealant and adhesion barrier product lines. Pursuant to the Purchase Agreement, on January 15, 2014, the Company acquired all of the capital stock of Confluent Surgical.

Under the terms of the Purchase Agreement, the Company paid Covidien an initial cash payment of $231 million upon the closing of the transaction on January 15, 2014 and at that time made a prepayment of $4 million under a transitional supply agreement with an affiliate of Covidien. In addition, the Company may pay Covidien up to $30 million following the closing, contingent upon obtaining certain U.S. and European governmental approvals related to the completion of the transition of the Confluent Surgical business and the timely supply of products under the transitional supply agreement. The Company also entered into a transition services agreement with an affiliate of Covidien at closing.

The description of the terms of the Purchase Agreement is qualified in its entirety by reference to the copy of such Purchase Agreement attached as Exhibit 10.1 to the Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 15, 2014, Integra LifeSciences Holdings Corporation (the “Company”) borrowed $235 million under its senior secured revolving credit facility. As a result of this borrowing, the Company has $421.875 million of outstanding borrowings under its credit facility as of the date of this filing. The Company used the funds to make payments required upon the closing of the acquisition of Confluent Surgical.

The outstanding borrowings under the credit facility have one-month and three-month interest periods. The weighted average interest rate of the outstanding borrowings under the credit facility is approximately 1.939%.

The credit facility requires the Company to maintain various financial covenants, including a maximum consolidated total leverage ratio, a minimum fixed charge coverage ratio, a minimum liquidity requirement and a maximum capital expenditure requirement. The credit facility also contains customary affirmative and negative covenants, including those that limit the Company’s and its subsidiaries’ ability to incur additional debt, incur liens, make investments, enter into mergers and acquisitions, liquidate or dissolve, sell or dispose of assets, repurchase stock and pay dividends, engage in transactions with affiliates, engage in certain lines of business and enter into sale and leaseback transactions.

Item 7.01. Regulation FD Disclosure

On January 15, 2014, the Company issued a press release announcing that it closed on its acquisition of Confluent Surgical. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The information contained in Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The applicable financial statements will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

The applicable pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

10.1	Stock Purchase Agreement

99.1	Press release issued January 15, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: January 15, 2014	By:	/s/ John B. Henneman, III
John B. Henneman, III
	Title:	Corporate Vice President, Finance and Administration, and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Stock Purchase Agreement

99.1	Press release issued January 15, 2014